Exhibit 99.1

NEWS

From Beacon Roofing Supply, Inc., Peabody, MA	For Use Upon Receipt

Beacon Roofing Supply, Inc. Reports Record First-Quarter 2005 Results

PEABODY, MA—(BUSINESS WIRE)—February 14, 2005—Beacon Roofing Supply, Inc. (Nasdaq: BECN) announced today record performance for the first fiscal 2005 quarter ended December 31, 2004.

Sales increased 18.2% to a record $199.2 million in the first quarter of fiscal 2005 (“2005”) from $168.6 million in fiscal 2004 (“2004”), reflecting strong internal growth of 15.8%, with especially robust sales of non-residential roofing and complementary building products. JGA Corp. (“JGA”), acquired in mid-December, contributed the remaining sales increase.

Gross profit increased 17.6% to $50.3 million in 2005 from  $42.8 million in 2004. Gross margin as a percentage of net sales declined slightly from 25.4% to 25.3% due to the inclusion of JGA and its product mix. Importantly, the Company’s gross margins in existing markets improved to 25.5% in 2005 from 25.4% in 2004.

Selling, general and administrative (SG&A) expenses increased $4.4 million or 15.5% in 2005 compared to 2004. The increase was primarily due to higher transportation and payroll costs associated with the sales volume increase. As a percentage of net sales, SG&A expenses declined to 16.5% in 2005 from 16.9% in 2004. The Company continues to be diligent in controlling its SG&A expenses.

Operating income increased 20.5% to a record $17.3 million in 2005 from $14.4 million in 2004. As a percentage of net sales, operating income increased to 8.7% from 8.5%.  Interest expense declined $2.6 million to $0.9 million in 2005, primarily from a lower debt level after the Company’s initial public offering (“IPO”).

The Company achieved record first-quarter net income of $8.7 million in 2005 compared to net income of $3.1 million in 2004. Net income in 2005 included a $0.9 million charge for the early of retirement of debt, while the 2004 net income included a $2.9 million charge for the change in the value of the Company’s warrant derivatives. All of the warrants were redeemed with the proceeds of our IPO on September 28, 2004 and we will not incur future charges for these derivatives.

Diluted net income per share for the first quarter was $0.32 in 2005 compared to $0.17 per share in 2004.

Cash flow from operations was $12.8 million in the first quarter of 2005 compared to $7.5 million in 2004. The Company used a portion of its cash from operations to increase inventories by $7.2 million, partially in anticipation of some price increases and temporary product shortages.

The Company’s IPO was completed on September 22, 2004 and the proceeds were received on September 28, 2004, a few days after the Company’s fiscal 2004 year-end. The IPO proceeds were utilized to pay off notes payable, redeem the warrants and pay down revolving lines of credit. In December, the Company borrowed approximately $30 million under its revolving lines of credit to acquire JGA.

Robert Buck, the Company’s President & Chief Executive Officer, stated, “We had a terrific first quarter that exceeded our expectations and included the successful acquisition of JGA that has provided us access to the strong Florida and Georgia markets. Our employees’ focus on providing our customers with high-quality services and products continues to be the foundation of our operational success. We will also continue to look for opportunistic business acquisitions such as JGA. We believe there is substantial room for growth.”

Beacon Roofing Supply will be holding its investor conference call today, February 14, 2005, at 11:30 a.m. Eastern Time. The dial-in-number is 800-638-4930 (Participant Passcode 31727549). Please call five to ten minutes prior to the scheduled start-time to assure timely access to the call.

About Beacon Roofing Supply Inc.:

Beacon Roofing Supply, Inc. is a leading distributor of roofing materials and complementary building products in key metropolitan markets in the Northeast, Mid-Atlantic, Southeast and Southwest regions of the United States and in Eastern Canada.

For more information:  Dave Grace, CFO, 978-535-7668

SOURCE:  Beacon Roofing Supply, Inc.

Forward-Looking Statements:

This release contains information about management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the “Risks Relating to Our Business and Industry” section of the Company’s latest Form 10-K. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

BEACON ROOFING SUPPLY, INC.
Consolidated Statements of Income

	Three Months Ended
Unaudited	December 31,		December 31,
(Dollars in thousands, except per share data)	2004		2003
Net sales	$199,190	100.0%	$168,586	100.0%
Cost of products sold	148,844	74.7%	125,783	74.6%

Gross profit	50,346	25.3%	42,803	25.4%
Operating expenses:
Selling, general and administrative expenses	32,840	16.5%	28,422	16.6%
Stock-based compensation	173	0.1%	—	—

	33,013	16.6%	28,422	16.9%

Income from operations	17,333	8.7%	14,381	8.5%

Other expense:
Interest expense	866	0.4%	2,799	1.7%
Interest expense-related party	26	—	742	0.4%
Change in value of warrant derivatives	—	—	2,920	1.7%
Loss on early retirement of debt	915	0.5%	—	—

	1,807	0.9%	6,461	3.8%

Income before income taxes	15,526	7.8%	7,920	4.7%
Income taxes	6,783	3.4%	4,774	2.8%

Net income	$8,743	4.4%	$3,146	1.9%

Net income per share:
Basic	$0.33		$0.18

Diluted	$0.32		$0.17

Weighted average shares used in computing net income per share:
Basic	26,359,127		17,787,583

Diluted	27,303,725		18,184,984

BEACON ROOFING SUPPLY, INC.

Condensed Consolidated Balance Sheets
	(Unaudited)	(Unaudited)
(Dollars in thousands, except per share data)	December 31,	December 31,	September 25,
	2004	2003	2004

Assets
Current assets:
Cash	$4,900	$6,195	$—
Accounts receivable, less allowance of $3,511 at 12/04, $2,995 at 12/03 and $2,958 at 9/04 for doubtful accounts	93,194	72,382	93,824
Inventories	82,750	60,604	68,573
Prepaid expenses and other assets	22,140	14,102	14,974
Deferred income taxes	3,228	2,317	3,223
Total current assets	206,212	155,600	180,594

Property and equipment, net	27,367	23,847	25,101
Goodwill, net	104,375	93,991	94,162
Other assets	13,196	2,805	1,641

Total assets	$351,150	$276,243	$301,498

Liabilities and stockholders’ equity
Current liabilities:
Cash overdraft	$—	$—	$3,694
Borrowings under revolving lines of credit	52,178	60,286	44,592
Accounts payable	83,595	50,068	74,043
Accrued expenses	26,487	23,777	21,524
Warrant derivative liability	—	4,557	34,335
Current portions of long-term debt and capital lease obligations	6,158	7,950	6,152
Total current liabilities	168,418	146,638	184,340

Senior notes payable and other obligations, net of current portion	21,825	68	22,660
Junior subordinated notes payable	—	35,914	17,071
Subordinated notes payable to related parties	—	27,689	29,442
Deferred income taxes	8,819	8,829	8,764
Long-term obligations under capital leases, net of current portions	895	1,105	976
Warrant derivative liabilities	—	10,291	—

Commitments and contingencies

Stockholders’ equity:
Class A Common Stock	—	180	—
Class B Common Stock	266	—	266
Additional paid-in capital	140,067	26,033	140,067
Deferred compensation	(517)	—	(690)
Treasury stock	(515)	(515)	(515)
Retained earnings (deficit)	7,876	17,633	(867)
Common Stock subscription receivable	—	—	(102,765)
Accumulated other comprehensive income	4,016	2,378	2,749

Total stockholders’ equity	151,193	45,709	38,245

Total liabilities and stockholders’ equity	$351,150	$276,243	$301,498

BEACON ROOFING SUPPLY, INC.
Condensed Consolidated Statements of Cash Flows

	Three Months Ended
Unaudited	December 31,	December 31,
(In thousands)	2004	2003

Operating activities
Net income	$8,743	$3,146
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,810	1,651
Deferred interest	—	1,261
Stock-based compensation	173	—
Change in value of warrant derivatives	—	2,920
Loss on early retirement of debt	915	—
Changes in operating assets and liabilities, net of the effects of businesses acquired:
Accounts receivable	12,215	15,174
Inventories	(7,167)	(5,294)
Prepaid expenses and other assets	(3,526)	(3,480)
Accounts payable and accrued expenses	(408)	(7,908)

Net cash provided by operating activities	12,755	7,470

Investing activities
Purchases of property and equipment, net of sale proceeds	(910)	(109)
Acquisition of business, net of cash acquired	(30,357)	—

Net cash used in investing activities	(31,267)	(109)

Financing activities
Net borrowings under revolving lines of credit	7,278	132
Repayment under senior notes payable, and other	(912)	(1,370)
Redemption of warrants	(34,335)	—
Repayment of junior subordinated notes	(17,986)	—
Repayment of subordinated notes payable to related parties	(29,442)	—
Proceeds from IPO	102,765	—
Deferred financing costs	(238)	—

Net cash provided by (used in) financing activities	27,130	(1,238)

Effect of exchange rate changes on cash	(24)	8

Net increase in cash	8,594	6,131
Cash (overdraft)at beginning of year	(3,694)	64

Cash at end of period	$4,900	$6,195

Non-cash transactions
Capital lease additions	$—	$703